Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 13, 2025, relating to the consolidated financial statements of Prestige Wealth Inc., and its subsidiaries (collectively as the “Group”) as of September 30, 2024, and September 30, 2023, and for the years ended September 30, 2024 and September 30, 2023, in which our report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt on the Group’s ability to continue as a going concern, appearing in the Registration Statement (Form S-8).

/s/ Yu Certified Public Accountant P.C.

New York, New York

February 13, 2025